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                                                                  EXHIBIT 3.1.63

                                   CERTIFICATE

             FOR RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION

         SCI U.K. HOLDING, INC., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 13th day of July, 1984 and thereafter voided for non-payment of taxes, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:

         1.       The name of this corporation is

                             SCI U.K. HOLDING, INC.

         2. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

         3. The date when the revival of the Certificate of Incorporation of this corporation is to commence is the 29th day of February, 1992, same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

         4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 1992, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of Delaware.

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         IN WITNESS WHEREOF, said SCI U.K. HOLDINGS, INC. in compliance with
Section 312 of Title 8 of the Delaware Code has caused this certificate to be signed by A.E. Sapp, Jr., its last and acting President and attested by Wayne Shortridge, its last and acting Assistant Secretary, this 11th day of March, 1993.

                                         SCI U.K. HOLDING, INC.

                                         By:  /s/ A.E. Sapp, Jr.
                                              ----------------------------------
                                              Last and Acting President
                                              A. E. Sapp, Jr.

ATTEST:

By: /s/ Wayne Shortridge
    --------------------------------
    Last and Acting Asst. Secretary
    Wayne Shortridge

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